EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
MTM TECHNOLOGIES, INC.:

      We hereby consent to incorporation by reference in (1) the Registration Statement on Form S-3 (No. 333-117549), (2) the Registration Statement on Form S-3 (No. 333-123144), (3) the Registration Statement on Form S-8 (No. 333-72269), and (4) the Registration Statement on Form S-8 (No. 333-123147), of MTM Technologies, Inc., of our report dated November 5, 2004, with respect to the consolidated financial statements of Vector Global Services, Inc., and subsidiaries as of and for the nine months ended September 30, 2004, which report appears in the Annual Report on Form 10-K of MTM Technologies, Inc. for the year ended March 31, 2005.

UHY LLP
New York, New York
June 27, 2005